ROSETTA RESOURCES INC. ANNOUNCES RECORD SECOND QUARTER 2007 PRODUCTION AND REVENUES AND PROVIDES OPERATIONAL UPDATE

HOUSTON, TEXAS, August 13, 2007 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) announced today that production and revenues for the second quarter of 2007 were 120 Mmcfe/d and $87 million, respectively, both representing quarterly records for the Company.  Diluted earnings per share for the second quarter of 2007 were $0.26 versus 2006 earnings per share of $0.20, an increase of 30%. Diluted earnings per share for the first half of 2007 were $0.54 versus 2006 earnings per share of $0.39, an increase of 38%. In the second quarter of 2007, production and revenues were at their highest levels for the eight quarters that Rosetta has been an independent company.

OPERATIONS UPDATE
In the Sacramento Basin, the Company drilled eleven wells by mid-year, nine of which have been successful. Five of these wells are currently on production, and four are awaiting completion.  This drilling effort is expected to add 4 Mmcfe/d of net production in the third quarter of 2007.

Our drilling program in the Rio Vista field, based on the Bradford Island 3D seismic survey, has had initial success, and as a result, we have installed additional pipeline infrastructure to produce this gas. Significant additions to production rate are expected in the third quarter of 2007.

Also in California, the Company expects to drill four locations on properties acquired from Output Exploration, LLC and OPEX Energy, LLC in the second half of 2007.

In the DJ Basin of Colorado, the Company drilled 35 wells in the first half of the year, of which 29 were successful. Current net production from the area is approximately 6.5 Mmcfe/d.

In South Texas, Rosetta drilled 21 wells in the Lobo play in the first half of 2007, with 17 productive for an 81% success rate. Net production from these wells is approximately 24 Mmcfe/d. Additionally, the Company is working to add significant acreage in the Lobo region.

Rosetta is drilling one well and adding another rig to its Perdido project in South Texas. Seven wells have been drilled with six wells completed and one well awaiting completion. The six completed wells are producing at a combined net rate of approximately 4 Mmcfe/d.

In the Gulf of Mexico, Rosetta’s Main Pass 118 and 29 platforms came on production in April of 2007. These wells had been producing at a net rate of 8 Mmcfe/d until very recently when they were temporarily shut-in due to an off-lease facilities issue. It is now expected that they will be back on production shortly.

Rosetta drilled four wells in Sabine Lake in the first half of 2007. The State Tract 30-1 tested gas, the offset State Tract 30-2 well found pay and is currently being completed. The Sabine Lake State Tract 16-1 and the Louisiana 19071 #1 are scheduled for completion in the third quarter of 2007. Construction of production platforms and associated pipelines is currently underway with production expected to commence in the fourth quarter of 2007.

Charles Chambers, Rosetta’s President and Chief Executive Officer said, “Rosetta delivered strong performance in the second quarter of 2007. Our production guidance is unchanged at 125 Mmcfe/d average production for the year, and we expect the third quarter to come in at 130 Mmcfe/d.

Our capital spending plan for organic projects remains at $250 million, and we are very excited about our recent results in the Lobo region, our success at Sabine Lake and the opportunities we see in the Sacramento Basin as a result of the OPEX acquisition.  Because of these successes, we are currently evaluating an increase in our capital activity for the year.

With respect to the Calpine transaction, we continue to believe that the previously announced partial settlement is a positive development. This settlement, upon approval by the bankruptcy court, resolves certain issues between Calpine and Rosetta and does so without prejudice to each party’s positions in connection with Calpine’s fraudulent conveyance action.  We reiterate that we believe the fraudulent conveyance lawsuit is both factually and legally without merit and will continue to vigorously defend our position. Rosetta has advised the bankruptcy court that it intends to file a motion to dismiss the complaint on or before September 10, 2007.”

2007 SECOND QUARTER RESULTS

Rosetta's production for the second quarter 2007 was 10.9 Bcfe or an average of 120 Mmcfe/d. Average realized gas prices for the quarter were $7.74 per Mcf, including the effect of our hedges; and realized oil prices averaged $63.17 per Bbl.

Rosetta’s average sales price, including the effects of hedging, for the second quarter of 2007 was $7.97 per Mcfe, and includes a $2.4 million benefit from the Company’s hedging program.

Revenues for Rosetta totaled $86.9 million for the quarter. This represents a 37% increase versus $63.4 million of revenues in the second quarter of 2006.

Total lease operating expense ("LOE"), which includes direct LOE, workover, ad valorem taxes, and insurance, was $12.6 million or $1.15 per Mcfe.  Direct LOE was $6.9 million or $0.63 per Mcfe and workover costs were $1.7 million or $0.16 per Mcfe for the period. Production taxes were $1.2 million or $0.11 per Mcfe and treating, transportation and marketing charges were  $1.6 million or $0.15 per Mcfe. Depreciation, depletion and amortization expense was $36.3 million, based on an all in DD&A rate of $3.33 per Mcfe.

General and administrative costs were $9.9 million for the second quarter of 2007, including non-cash stock compensation expense of $1.8 million.

Net income for the period was $13.1 million or $0.26 per share, which is up 31% compared to $10.0 million of net income or $0.20 per share for the second quarter of 2006.

2007 FIRST HALF RESULTS

Rosetta's production for the first half of 2007 was 20.6 Bcfe or an average of 114 Mmcfe/d. Average realized gas prices for the period were $7.72 per Mcfe, including a $7.5 million hedge effect and realized oil prices averaged $59.68 per Bbl.

Revenues for Rosetta totaled $162.7 million for the first six months of 2007. This represents a 27% increase versus $127.9 million of revenues in the first half of 2006.

Total lease operating expense ("LOE"), which includes direct LOE, workover, ad valorem taxes, and insurance, was $21.4 million or $1.04 per Mcfe.  Direct LOE was $12.6 million or $0.61 per Mcfe and workover costs were $2.7 million or $0.13 per Mcfe for the period. Production taxes were $2.2 million or $0.11 per Mcfe and treating, transportation and marketing charges were $3.0 million or $0.15 per Mcfe. Depreciation, depletion and amortization expense was $66.9 million, based on an all in DD&A rate of $3.25 per Mcfe.

General and administrative costs were $18.0 million for the first half of 2007, including non-cash stock compensation expenses of $3.2 million.

Net Income for the period was $27.1 million or $0.54 per share up 39% compared to $19.5 million of net income or $0.39 per share for the first half of 2006.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward Looking Statements - All statements, other than statements of historical fact, included in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

ROSETTA RESOURCES INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,769	$62,780
Accounts receivable	37,900	36,408
Derivative instruments	4,035	20,538
Prepaid expenses	19,585	8,761
Other current assets	3,800	2,965
Total current assets	77,089	131,452

Oil and natural gas properties, full cost method, of which $41.2 million at June 30, 2007
and $37.8 million at December 31, 2006 were excluded from amortization	1,399,194	1,223,337
Other fixed assets	5,378	4,562
	1,404,572	1,227,899
Accumulated depreciation, depletion, and amortization	(210,712)	(145,289)
Total property and equipment, net	1,193,860	1,082,610
Deferred loan fees	2,785	3,375
Other assets	1,094	1,968
Total other assets	3,879	5,343
Total assets	$1,274,828	$1,219,405

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$30,385	$23,040
Accrued liabilities	51,470	43,099
Royalties payable	12,272	9,010
Prepayment on gas sales	22,488	17,868
Deferred income taxes	1,521	7,743
Total current liabilities	118,136	100,760
Long-term liabilities:
Derivative instruments	17,905	11,014
Long-term debt	240,000	240,000
Asset retirement obligation	11,989	10,253
Deferred income taxes	48,744	35,089
Total liabilities	436,774	397,116
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 50,466,973 shares
and 50,405,794 shares at June 30, 2007 and December 31, 2006, respectively	50	50
Additional paid-in capital	759,090	755,343
Treasury stock, at cost; 91,217 and 85,788 shares at June 30, 2007 and December 31, 2006,
respectively	(1,675)	(1,562)
Accumulated other comprehensive (loss) income	(8,636)	6,315
Retained earnings	89,225	62,143
Total stockholders' equity	838,054	822,289
Total liabilities and stockholders' equity	$1,274,828	$1,219,405

ROSETTA RESOURCES INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Natural gas sales	$77,436	$53,682	$146,597	$110,417
Oil sales	9,438	9,699	16,073	17,508
Total revenues	86,874	63,381	162,670	127,925
Operating Costs and Expenses:
Lease operating expense	12,566	8,323	21,362	17,881
Depreciation, depletion, and amortization	36,342	25,601	66,893	49,668
Treating and transportation	882	831	1,645	1,726
Marketing fees	669	484	1,332	1,108
Production taxes	1,200	1,626	2,185	3,323
General and administrative costs	9,898	7,078	17,967	16,329
Total operating costs and expenses	61,557	43,943	111,384	90,035
Operating income	25,317	19,438	51,286	37,890

Other (income) expense
Interest expense, net of interest capitalized	4,680	4,371	9,050	8,503
Interest income	(257)	(1,115)	(1,229)	(2,252)
Other (income) expense, net	(182)	152	(182)	177
Total other expense	4,241	3,408	7,639	6,428

Income before provision for income taxes	21,076	16,030	43,647	31,462
Provision for income taxes	7,985	6,066	16,565	11,972
Net income	$13,091	$9,964	$27,082	$19,490

Earnings per share:
Basic	$0.26	$0.20	$0.54	$0.39
Diluted	$0.26	$0.20	$0.54	$0.39

Weighted average shares outstanding:
Basic	50,354	50,229	50,340	50,175
Diluted	50,625	50,370	50,565	50,361

ROSETTA RESOURCES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities
Net income	$27,082	$19,490
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	66,893	49,668
Deferred income taxes	16,479	11,723
Amortization of deferred loan fees recorded as interest expense	590	590
Income from unconsolidated investments	(85)	(112)
Stock compensation expense	3,176	3,322
Change in operating assets and liabilities:
Accounts receivable	(1,492)	15,121
Income taxes receivable	-	6,000
Other current assets	(11,659)	(2,624)
Other assets	331	934
Accounts payable	7,345	3,411
Accrued liabilities	(2,247)	(5,385)
Royalties payable	7,882	(8,707)
Net cash provided by operating activities	114,295	93,431
Cash flows from investing activities
Acquisition of oil and gas properties	(38,656)	(11,580)
Purchases of property and equipment	(128,139)	(87,983)
Disposals of property and equipment	1,005	36
Deposits	25	25
Other	1	(14)
Net cash used in investing activities	(165,764)	(99,516)
Cash flows from financing activities
Equity offering transaction fees	-	268
Proceeds from issuances of common stock	571	296
Stock-based compensation excess tax benefit	-	249
Purchases of treasury stock	(113)	(1,246)
Net cash provided by (used in) financing activities	458	(433)

Net decrease in cash	(51,011)	(6,518)
Cash and cash equivalents, beginning of period	62,780	99,724
Cash and cash equivalents, end of period	$11,769	$93,206

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$6,020	$2,281